Exhibit 5.1

701 Fifth Avenue, Suite 5100 Seattle, WA 98104-7036 PHONE 206.883.2500 FAX 206.883.2699 www.wsgr.com

November 1, 2018

CTI BioPharma Corp.

3101 Western Avenue, Suite 800

Seattle, Washington 98121

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to CTI BioPharma Corp., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $50,000,000 in shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, pursuant to the Company’s shelf registration statement on Form S 3 (File No. 333-221382) filed on November 7, 2017, as amended on November 21, 2017, December 5, 2017, January 24, 2018, and January 31, 2018, and declared effective by the Securities and Exchange Commission (the “Commission”) on January 31, 2018 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Sales Agreement (the “Sales Agreement”), dated as of November 1, 2018, by and between the Company and Cowen and Company, LLC.

We have examined copies of the Sales Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of November 1, 2018 and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

AUSTIN     BEIJING     BOSTON     BRUSSELS      HONG KONG     LONDON     LOS ANGELES     NEW YORK     PALO ALTO

SAN DIEGO     SAN FRANCISCO     SEATTLE     SHANGHAI     WASHINGTON, DC     WILMINGTON, DE

CTI BioPharma Corp.

November 1, 2018

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about November 1, 2018, for incorporation by reference into the Registration Statement.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.